Exhibit 99.1

FOR IMMEDIATE RELEASE

Metromedia International Group

Announces Notice from Trustee of Senior Discount Notes

NEW YORK, May 22, 2003 — Metromedia International Group, Inc. (the “Company” or “MIG”) (OTCBB:MTRM — Common Stock and OTCBB:MTRMP — Preferred Stock), the owner of interests in various communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets announced that it had received notification from the trustee of its Series A and B 10½ % Senior Discount Notes Due 2007 (“Senior Notes”) concerning compliance with the covenants as outlined in the indenture governing the Senior Notes (the “Indenture”). The trustee reported that the Company had not yet filed with the Securities and Exchange Commission and furnished to the trustee certain statements, the timely public filing of which is required under Section 4.3(a) of the Indenture. The required statements include the Company’s Form 10-K and Form 10-Q for periods ending December 31, 2002 and March 31, 2003, respectively. The trustee reported that, under the terms of the Indenture, the Company must resolve this compliance item within 60 days of receipt of the trustee’s letter or the trustee will be required to declare an event of default. If such default were declared, the trustee or holders of at least 25% aggregate principal value of Senior Notes outstanding could demand all Senior Notes to be due and Payable immediately. On May 15, 2003, the trustee reported these Indenture compliance items to the Securities and Exchange Commission and holders of the Senior Notes as part of the trustee’s annual reporting duty required by Section 7.6 of the Indenture.

In making this announcement, Ernie Pyle, Senior Vice President Finance and Chief Financial Officer of MIG, commented, “The Company anticipates completing its 2002 annual audit and associated SEC reporting for fiscal year 2002 and first quarter 2003 within weeks. Work on these items is well underway and is a significant corporate priority. We do not expect that there will be any compliance items outstanding with respect to the Indenture by the end of the 60 day time period set out by the trustee.”

About Metromedia International Group

Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiaries and its business ventures, the Company owns and operates communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets. These include a variety of telephony businesses including cellular operators, providers of local, long distance and international services over fiber-optic and satellite-based networks, international toll calling, fixed wireless local loop, wireless and wired cable television networks and broadband networks and FM radio stations.

This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the ability to complete planned work on the terms and schedule contemplated.  Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, and various other factors beyond the Company’s control.  This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., including its most recently filed quarterly report on Form 10-Q and the Company’s annual report on Form 10-K for the year ended December 31, 2001. Since the Company cannot assure you that it will be successful in filing required financial statements within the time period required, there remains some possibility that the Company may be found in default of the Indenture.  In such event, holders of the Company’s Senior Notes would obtain certain rights to accelerate repayment of the Company’s debt. The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

Please visit our website at www.metromedia-group.com.

For more Information please contact:

Metromedia International Group, Inc.

Ernie Pyle

Senior Vice President Finance,

Chief Financial Officer, Treasurer and Secretary

(212) 527-3800, # 112